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                      SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 0-18495


                   Enstar Income/Growth Program Six-B, L.P.
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            (Exact name of registrant as specified in its charter)


                     12444 Powerscourt Drive, Suite 100
                         St. Louis, Missouri 63131
                              (314) 965-0555
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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        Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(3)      [ ]
        Rule 12h-3(b)(1)(i)  [ ]          Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: 0
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Enstar Income/Growth Program Six-B, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   March 28, 2000              ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.,
                                      a Georgia Limited Partnership

                                    By:  Enstar Communications Corporation
                                         General Partner

                                    By:  /s/ KENT D. KALKWARF
                                        -----------------------------------
                                             Kent D. Kalkwarf
                                             Senior Vice President and
                                             Chief Financial Officer